Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of RSP Permian, Inc. to be filed with the Securities and Exchange Commission (the “SEC”) on or about May 18, 2017, and in the related Prospectus (collectively, the “Registration Statement”), of (i) our reports entitled “Estimates of Reserves and Future Revenue to the Silver Hill Energy Partners, LLC Interest in Certain Oil and Gas Properties located in the Delaware Basin, Texas as of June 30, 2016,” dated October 12, 2016, and “Estimates of Reserves and Future Revenue to the Silver Hill E&P II, LLC Interest in Certain Oil and Gas Properties located in the Delaware Basin, Texas as of June 30, 2016,” dated October 12, 2016, and data extracted therefrom (and all references to our firm), included in or made a part of RSP Permian, Inc.’s Current Report on Form 8-K filed with the SEC on October 13, 2016, and (ii) our reports entitled “Estimates of Reserves and Future Revenue to the RSP Permian, Inc. Interest in Certain Oil and Gas Properties located in Texas as of December 31, 2016,” dated February 10, 2017, and “Estimates of Reserves and Future Revenue to the Silver Hill II Acquisition Interest in Certain Oil and Gas Properties located in the Delaware Basin, Texas as of December 31, 2016,” dated February 22, 2017, and data extracted therefrom (and all references to our firm), included in or made a part of RSP Permian, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

May 18, 2017